Exhibit 4.16C

Voting Right Entrustment Agreement

of

Beijing Chenhuan Technology Co., Ltd.

by and among

Chen Ming

He Yansheng

Qie Yi You (Beijing) Information Technology Co., Ltd.

and

Beijing Chenhuan Technology Investment Co., Ltd.

May 7, 2021

Voting Right Entrustment Agreement

This Voting Right Entrust Agreement (the “Agreement”) is entered into by the following parties on May 7, 2021 in Beijing, the People’s Republic of China (“China”):

(1)Qie Yi You (Beijing) Information Technology Co., Ltd. (“Qie Yi You”)

(2)Beijing Chenhuan Technology Co., Ltd. (“Chenhuan”)

(3)Chen Ming

(4)He Yansheng

Chen Ming and He Yansheng are referred to hereinafter individually as a “Shareholder” and collectively as “Shareholders”.

Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.

WHEREAS:

1.	Shareholders are all the existing shareholders of Chenhuan and hold all the equity interest therein; and

2.

Shareholders intend to entrust the voting rights Shareholders enjoy as shareholders of Chenhuan to certain individuals designated by Qie Yi You and Qie Yi You intends to designate such individuals to be so entrusted.

NOW, THEREFORE, the Parties have agreed as follows upon friendly consultation:

ARTICLE ONE VOTING RIGHT ENTRUST

1.1

Each Shareholder hereby irrevocably undertakes to sign a power of attorney upon the execution of this Agreement, whereby a certain individual (“Trustee”) then designated by Qie Yi You will be empowered to exercise the following rights such Shareholder enjoys as shareholder of Chenhuan (“Entrusted Rights”):

(i)	attend the shareholders meeting of Chenhuan as the proxy of such Shareholder;

(ii)

vote on behalf of such Shareholder on all matters requiring discussion and resolution by shareholders meeting (including but not limited to the appointment and election of directors, general manager and other senior executives of Chenhuan);

(iii)	propose that an interim shareholders meeting be convened;

(iv)	exercise Shareholder’s voting right provided by law; and

(v)	exercise any other Shareholder’s voting right provided by the Articles of Association of Chenhuan, as amended.

1.2

As a precondition to the abovementioned empowerment and entrustment, a Trustee shall be a PRC citizen and the abovementioned empowerment and entrustment shall be accepted by Qie Yi You. Upon and only upon a written notice from Qie Yi You to Shareholders regarding the removal of any Trustee, Shareholders shall immediately appoint such other PRC citizen as designated by Qie Yi You then to exercise such Entrusted Rights. A new power of attorney, once made, shall replace the original one immediately. In addition, Shareholders may not withdraw the entrustment and empowerment made to Trustee.

1.3

To the extent authorized hereunder, Trustee shall perform its fiduciary obligations with care and diligence in accordance with law and Shareholders shall acknowledge and be responsible for any and all legal consequences arising out of Trustee’s exercise of such Entrusted Rights.

1.4

Shareholders hereby acknowledge that Trustee may exercise its Entrusted Rights without seeking Shareholders’ opinion in advance, except to the extent required by the PRC law; provided, however, that Trustee shall advise Shareholders promptly of any resolution or any proposal for an interim shareholders meeting once the same is made.

1.5	Shareholders hereby acknowledge that Trustee shall have the right to appoint any entity or individual to exercise Trustee’s Entrusted Rights under Section 1.1 without Shareholders’ consent.

ARTICLE TWO RIGHT TO KNOW

For the purpose of the Entrusted Rights hereunder, Trustee shall have full right to know all information regarding Chenhuan’s operation, business, clients, finance, and employees as well as full access to the relevant documentations of Chenhuan, including but not limited to any and all accounts, statements, contracts and internal communications in respect of finance, business and operation, all minutes of the board, and all other documents, and Chenhuan shall give full support thereto.

ARTICLE THREE EXERCISE OF THE ENTRUSTED RIGHTS

3.1

Shareholders will provide Trustee with full assistance required by Trustee in its exercise of the Entrusted Rights, including signing in a timely manner the resolutions of the shareholders meeting or other relevant legal documents made by Trustee (so as, by way of example, to submit the documents required by the regulatory bodies in their examination and approval, registration or filing procedures).

3.2

If, at any time during the term hereof, the grant or exercise of the Entrusted Rights hereunder is rendered impossible by any cause (other than Shareholder’s or Chenhuan’s breach of this Agreement), the Parties hereto shall immediately replace the invalid provision(s) with one(s) that is closest in meaning to the invalid provision(s) and, where necessary, execute any supplementary agreement to amend or readjust the terms and conditions hereof, so as to ensure the realization of the purposes hereof.

ARTICLE FOUR DISCLAIMER; INDEMNIFICATION

4.1

All Parties acknowledge that if the Entrusted Rights hereunder is exercised by any entity/individual appointed by Qie Yi You, it shall not be required to be liable or make any compensation, economic or otherwise, to any third party on account of such appointment.

4.2

Chenhuan and Shareholders agree that they shall indemnify and hold harmless Trustee against all losses that Trustee sustained or may sustain by reason of its exercise of the Entrusted Rights, including but not limited to any and all losses arising out of any lawsuit, recovery, arbitration or claim brought forth by any third party or any administrative investigation or penalty, unless such losses are caused by Trustee’s willful misconduct or gross negligence.

ARTICLE FIVEREPRESENTATIONS AND WARRANTIES

5.1Shareholders hereby represent and warrant severally and jointly that

5.1.1	each of them is a PRC citizen with full capacity, has full and independent legal status and capacity, and may act as an independent litigation subject;

5.1.2

each of them has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction;

5.1.3	this Agreement is duly and appropriately signed and delivered by each of them and constitutes their legal, valid and binding obligations, enforceable in accordance with its terms; and

5.1.4

each of them is a legal shareholder on record of Chenhuan at the time this Agreement becomes effective; there is no any other third party right over the Entrusted Rights other than that provided for in this Agreement, the Equity Pledge Agreement by and between Shareholders and Trustees and the Exclusive Equity Option Agreement by and among Shareholders, Chenhuan and Trustees; and subject to this Agreement, the Entrusted Rights may be fully exercised by Trustees in accordance with the articles of association of Chenhuan then in effect.

5.2	Qie Yi You and Chenhuan each represents and warrants that

5.2.1

it is a limited liability company duly registered and validly existing under the PRC laws, with independent legal person status; it has the complete and independent legal status and capacity required to sign, deliver and perform this Agreement and to act as an independent litigation subject; and

5.2.2

it has full internal corporate power and authorization to sign and deliver this Agreement as well as all other documents to be signed by it in connection with the transaction anticipated herein and the full power and authorization to consummate such transaction.

5.3

Chenhuan further represents and warrants that each Shareholder is a legal shareholder on record of Chenhuan at the time this Agreement becomes effective and that subject to this Agreement, the Entrusted Rights may be fully exercised by Trustees in accordance with the articles of association of Chenhuan then in effect.

ARTICLE SIXTERM

6.1

This Agreement shall become effective on the date on which it is duly signed by the Parties and shall continue being effective unless terminated in advance or extended as agreed to by the Parties in writing, or unless earlier terminated pursuant to Section 8.1 hereof.

6.2

If either Shareholder transfers all its equity interest in Chenhuan upon prior consent of Qie Yi You, such Shareholder shall no longer be a Party hereto and the obligations and warrants of the other Parties hereunder shall not be adversely affected thereby.

ARTICLE SEVENNOTICE

7.1	Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.

7.2	The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

ARTICLE EIGHTLIABILITIES FOR BREACHING

8.1

All Parties agree and acknowledge that a substantial breach of any covenant or failure to substantially perform any obligation hereunder by any Party (the “Default Party”) shall constitute a breach of this Agreement (“Breach”), and the non-default Party or Parties (the “Non-default Party”) shall have the right to demand rectification or remedy by the Default Party within a reasonable period of time. If the Default Party fails to rectify the Breach or to take remedial measures within such reasonable period of time or ten (10) days following the Non-default Party’s written notice and demand for rectification thereof, then, in the case of any Breach by Shareholders or Chenhuan, the Non-default Party may, at its own discretion, (i) terminate this Agreement and demand indemnification by the Default Party for all damages, or (ii) require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages; or in the case of any Breach by Qie Yi You, the Non-default Party may require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages.

8.2	All Parties agree and acknowledge that under no circumstances may Shareholders or Chenhuan terminate this Agreement on any ground, unless otherwise provided for by law or this Agreement.

8.3	Notwithstanding any other provisions herein, the provisions of this Article Eight shall survive the suspension or termination of this Agreement.

ARTICLE NINEMISCELLANEOUS

9.1	This Agreement is made in Chinese in four (4) original copies, with each Party hereto holding one (1) copy.

9.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

9.3

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such Commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon the Parties.

9.4

The rights, power and remedies provided for each Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

9.5

Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and waiver of any single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

9.6	Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.

9.7	All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

9.8	Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by the Parties.

9.9	No Party may assign its rights and/or obligations under this Agreement without the prior written consent of the other Party or Parties.

9.10	This Agreement shall be binding upon the legal assigns of any Party.

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[signature page]

IN WITNESS HEREOF, the Parties have signed this Voting Right Entrust Agreement as of the date and in the place first written above.

Qie Yi You (Beijing) Information Technology Co., Ltd. (seal)

Beijing Chenhuan Technology Co., Ltd. (“seal”)

Chen Ming

By: /s/ Chen Ming

He Yansheng

By: /s/ He Yansheng

Exhibit 1 Power of Attorney

I____ , hereby irrevocably authorize __________ (ID No.: ____________) to act as my trustee, who in such capacity may exercise the shareholders’ rights corresponding to all the Equity held by me in Beijing Chenhuan Technology Co., Ltd. (the “Chenhuan”) in accordance with the power of attorney for the voting rights of shareholders signed between Qie Yi You (Beijing) Information Technology Co., Ltd. and me, which include:

(1)	to present at shareholders’ meetings of Chenhuan in the capacity of Trustee of Shareholders;
(2)

to vote on behalf of Shareholders on all matters requisite of discussions and voting by Shareholders (including but not limited to the sale or transfer of the Equity held by Shareholders to any third party or designate and elect the senior management such as directors and general manager of Chenhuan);

(3)	to call for holding ad hoc shareholders’ meetings;
(4)	any voting rights of Shareholder under laws;
(5)	other Shareholders’ voting rights under the Articles of Association of Chenhuan, as amended.

Signature：

Date：